Exhibit 12.2

FIRST INDUSTRIAL, LP

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	2011		2010	2009		2008		2007
Loss from Continuing Operations Before Equity in Income of Other Real Estate Partnerships, Equity in Income of Joint Ventures and Income Taxes from Continuing Operations	(41,824)		(157,785)	(53,618)		(137,189)		(135,039)
Distributions from Other Real Estate Partnerships	11,891		3,494	18,516		49,759		26,249
Distributions from Joint Ventures	1,033		3,032	2,319		1,520		31,365
Gain on Sale of Real Estate	1,370		859	313		12,061		7,879
Interest expense*	95,166		102,953	114,786		113,139		120,894
Rentals Deemed Representative of an Interest Factor	652		1,016	1,394		1,357		1,034
Amortization of Deferred Financing Costs	3,785		3,342	3,006		2,840		3,171

Net Earnings (Loss)	72,073		(43,089)	86,716		43,487		55,553

Interest expense*	95,166		102,953	114,786		113,139		120,894
Rentals Deemed Representative of an Interest Factor	652		1,016	1,394		1,357		1,034
Capitalized Interest	437		—	281		7,775		8,413
Amortization of Deferred Financing Costs	3,785		3,342	3,006		2,840		3,171

Fixed Charges	100,040		107,311	119,467		125,111		133,512

Ratio of Earnings to Fixed Charges		(b)	(b)		(b)		(b)		(b)

(a)	For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before income taxes allocable to continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred financing costs.

(b)	Due to First Industrial L.P.’s (“the Consolidated Operating Partnership”) loss from continuing operations for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, the ratio coverage is less than 1:1. The Consolidated Operating Partnership must generate additional earnings of $27,967, $150,400, $32,751, $81,624 and $77,959 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 to achieve a ratio coverage of 1:1.

*	Interest Expense includes Discontinued Operations Interest Expense of $63, $268, $653, $713 and $746 for the years ended December 31, 2011, 2010, 2009, 2008 and 2007.